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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
Forest Oil Corporation:

        We consent to the incorporation by reference in (i) the Registration Statements (Nos. 2-74151, 2-76946, 33-02748 and 33-59504) on Form S-8 of Forest Oil Corporation—Retirement Savings Plan of Forest Oil Corporation, (ii) the Registration Statement (No. 33-48440) on Form S-8 of Forest Oil Corporation—1992 Stock Option Plan of Forest Oil Corporation, (iii) the Registration Statement (No. 333-49376) on Form S-8 of Forest Oil Corporation—Forcenergy 1999 Stock Plan filed as Post Effective Amendment No. 1 to the Registration Statement of Forest Oil Corporation on Form S-4, (iv) the Registration Statements (Nos. 333-35270 and 333-56506) on Form S-3 of Forest Oil Corporation, (v) the Registration Statement (No. 333-05497 and 333-89174) on Form S-8 of Forest Oil Corporation—Stock Incentive Plan, (vi) the Registration Statement (No. 333-81529) on Form S-8 of Forest Oil Corporation—Employee Stock Purchase Plan, and (vii) the Registration Statement (No. 333-62408) on Form S-8 of Forest Oil Corporation—2001 Stock Incentive Plan, of our report dated February 12, 2003 relating to the consolidated balance sheets of Forest Oil Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Forest Oil Corporation.

KPMG LLP

Denver, Colorado
March 17, 2003

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  Exhibit 23.1